EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

Members Ratify Labor Agreement For AK Steel’s Zanesville Works
West Chester, OH, May 31, 2019 - AK Steel (NYSE: AKS) said today that members of the United Auto Workers (UAW), Local 4104, have ratified a new three year labor agreement covering about 110 hourly production and maintenance employees at the company’s Zanesville (OH) Works. AK Steel said that UAW officials notified the company that the new contract was ratified in voting held on May 30, 2019 in Zanesville. The new agreement takes effect on May 31, 2019 and runs through May 31, 2022.
“We are pleased to have reached a labor agreement at Zanesville Works for our employees,” said Roger K. Newport, Chief Executive Officer of AK Steel. “The new agreement continues to provide a competitive and flexible labor contract for AK Steel and our Zanesville employees.”
Zanesville Works is a specialty flat rolled finishing facility for AK Steels’ electrical and stainless steels.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, including electrical power, and distributors and converters markets. Through its subsidiaries, the company also provides customer solutions with carbon and stainless steel tubing products, die design and tooling, and hot- and cold-stamped components. Headquartered in West Chester, Ohio (Greater Cincinnati), the company has approximately 9,500 employees at manufacturing operations in the United States, Canada and Mexico, and facilities in Western Europe. Additional information about AK Steel is available at www.aksteel.com.

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